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                                   NOTIFICATION OF
                                  EXPENSE LIMITATION



     NOTIFICATION made this 30th day of December, 1998 by Axa Rosenberg Investment Management LLC, a Delaware limited liability company (the "Adviser"), to Barr Rosenberg Variable Insurance Trust, a Massachusetts business trust (the "Trust"), and its Barr Rosenberg VIT Select Sectors Market Neutral Fund (the "Fund").

                                     WITNESSETH:

     WHEREAS, the Adviser serves as investment adviser for the Fund;

     WHEREAS, the Fund offers shares that are subject to various fees and expenses; and

     WHEREAS, the Adviser believes it would benefit from a high sales volume of shares of the Fund in that such a volume would maximize the Adviser's fee as investment adviser to the Fund; and

     WHEREAS, the Adviser has undertaken to furnish certain services and, as necessary, to voluntarily bear a portion of the costs thereof and/or reimburse certain expenses so as to enable the Fund to offer competitive returns with respect to investments in shares of the Fund.

     NOW THEREFORE, pursuant to Section 3 of the Management Contract between the Adviser and the Trust on behalf of the Fund (the "Management Contract"), the Adviser hereby notifies the Trust that the Adviser shall, until further notice, voluntarily reduce its compensation due under the Management Contract and, if necessary, bear certain expenses of the Fund to the extent required to limit the expenses (which do not include extraordinary expenses and dividends and interest paid on securities sold short) of shares of the Fund to the following annual percentages of the Fund's average daily net asset value:

                                                  Total Fund Operating Expenses
                                                  applicable after waiver
                                                  -----------------------

Barr Rosenberg VIT Select Sectors Market Neutral Fund       2.00%


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     IN WITNESS WHEREOF, the Adviser has executed this Notification of Expense
Limitation on the day and year first above written.


                                        AXA ROSENBERG INVESTMENT
                                        MANAGEMENT LLC


                                        By: /S/ Kenneth Reid
                                           ------------------------------
                                        Title: Chief Executive Officer


The foregoing is hereby accepted:

BARR ROSENBERG VARIABLE INSURANCE TRUST, on behalf of its Barr Rosenberg VIT Select Sectors Market Neutral Fund



By: /S/ Kenneth Reid
   ----------------------
Title: President


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